EXHIBIT 10.1

AGREEMENT AND RELEASE

A.       The Parties To This Agreement and Release

           1.         “THE EMPLOYEE” means Dr. Alan E. Barton an individual who lives at 127 Edgehill Road, Bala Cynwyd, PA 19004.

           2.         “Rohm and Haas” means Rohm and Haas Company, a Delaware corporation, with its corporate offices at 100 Independence Mall West, Philadelphia, Pennsylvania, 19106-2399; and any of the subsidiaries or affiliates, past and present, direct or indirect predecessors, successors, parents, subsidiaries, business units or affiliated companies of Rohm and Haas including, without limitation, Rohm and Haas Chemicals L.L.C., Morton International, Inc., Rohm and Haas Electronic Materials, L.L.C. and Rohm and Haas Electronic Materials CMP Inc.

           3.         This Agreement and Release shall hereinafter be referred to as the “Agreement.”

B.       Background

           4.         THE EMPLOYEE’S service date with Rohm and Haas is February 20, 1984.

           5.         THE EMPLOYEE’S Last Day Worked (“LDW”) will be December 31, 2008, when he will separate from Rohm and Haas. If THE EMPLOYEE’S LDW is a date earlier than December 31, 2008, certain amounts in this agreement will be pro-rated to reflect the earlier LDW, and payment terms will be extended as necessary to comport with applicable laws. In no event will THE EMPLOYEE’S LDW be a date later than December 31, 2008.

C.       Benefits To Be Paid To THE EMPLOYEE If THE EMPLOYEE Does Not Sign This
           Agreement Or If THE EMPLOYEE Signs This Agreement And Then Revokes It

           6.         THE EMPLOYEE is free to sign this Agreement or not sign it. If THE EMPLOYEE chooses not to sign it, or signs it and subsequently revokes it, THE EMPLOYEE will be eligible to be paid the usual and customary benefits available to similarly situated Rohm and Haas employees and will be paid for any currently accrued and unused vacation earned as of December 31, 2008.

           7.         The amounts payable to THE EMPLOYEE will be processed in the next payroll cycle immediately following expiration of the Review Period described in Paragraph 24 below. Any indebtedness or amounts owed by THE EMPLOYEE to Rohm and Haas, including, but not limited to, arrearages on THE EMPLOYEE’s corporate credit card, will offset any monies otherwise to be paid to THE EMPLOYEE under Paragraph 6 of this Agreement.

D.       Benefits To Be Paid To THE EMPLOYEE If THE EMPLOYEE Signs This Agreement
           And Does Not Revoke It

           8(a).     If THE EMPLOYEE signs this Agreement within the Review Period as defined in Paragraph 24, below, and does not revoke it, THE EMPLOYEE will separate from Rohm and

Haas on the LDW and receive a lump-sum payment in the amount of $525,000.00, less applicable taxes and withholdings. This payment will be paid to THE EMPLOYEE on or after July 2, 2009, and no later than July 31, 2009. However, if THE EMPLOYEE’s LDW is earlier than December 31, 2008, this payment will be made no sooner than six months and one day after the LDW, and no later than seven months after the LDW.

          8(b).    THE EMPLOYEE will be paid for any currently accrued and unused vacation or floating holiday earned as of December 31, 2008. This payment will be made as soon as administratively feasible, but no later than 60 days from the later of the date that this Agreement is signed and received by Rohm and Haas, or the LDW.

          8(c).    To compensate THE EMPLOYEE for agreeing to remain employed with Rohm and Haas until December 31, 2008, as well as for all of THE EMPLOYEE’s obligations under this Agreement, Rohm and Haas has agreed to make an additional payment to THE EMPLOYEE that would not otherwise be payable to THE EMPLOYEE, in the amount of $619,000.00. This payment will be paid to THE EMPLOYEE on or after July 2, 2009, but in no event later than July 31, 2009.

          9.         If the Board of Directors of Rohm and Haas grants awards under the Annual Incentive Award Plan for the year 2008, then THE EMPLOYEE will be eligible for a pro-rated award for work performed through THE EMPLOYEE’s LDW; such an award to be determined in accordance with the terms and conditions of that Plan, and said award if granted is expected to be paid in or about March 2009. However, if THE EMPLOYEE’s LDW is earlier than December 31, 2008, this payment will be made no sooner than six months and one day after the LDW, and no later than seven months after the LDW. By signing this Agreement, THE EMPLOYEE expressly acknowledges that no award will be paid if the Board does not grant any awards under the Plan or if THE EMPLOYEE is ineligible to receive an award under the terms and conditions of the Plan at the time of grant.

          10.      THE EMPLOYEE will be paid an amount equivalent to the value of 17,103 shares of Rohm and Haas Company restricted stock, the value of which will be calculated based on an average of the highest and lowest stock price on the LDW. The funds will be paid to THE EMPLOYEE on or after July 2, 2009, and no later than July 31, 2009. However, if THE EMPLOYEE’s LDW is earlier than December 31, 2008, this payment will be made no sooner than six months and one day after the LDW, and no later than seven months after the LDW. THE EMPLOYEE will also be paid an amount equivalent to the exercise value of all of the unvested stock options held by THE EMPLOYEE, the value of which will be calculated using an average of the highest and lowest stock price on the LDW. This payment will be made no sooner than six months and one day after the LDW, and no later than seven months after the LDW.

          11.      THE EMPLOYEE will be paid 36/36ths of the Performance Share Plan Award for the 2006-2008 Performance Cycle using the Performance Share Target designated for a Level 94 employee. The funds will be paid in the normal course. However, if THE EMPLOYEE’s LDW is earlier than December 31, 2008, this payment will be pro-rated accordingly, and made no sooner than six months and one day after the LDW, and no later than seven months after the LDW.

          12.      THE EMPLOYEE will be paid 24/36ths of the Performance Share Plan Award for the 2007-2009 Performance Cycle using the Performance Share Target designated for a Level 94 employee. The funds will be paid to THE EMPLOYEE on or after July 2, 2009, and no later than July 31, 2009. However, If THE EMPLOYEE’s LDW is earlier than December 31, 2008, this payment will be pro-rated accordingly, and made no sooner than six months and one day after the LDW, and no later than seven months after the LDW. THE EMPLOYEE will not be eligible for an Award for the remainder of the 2007-2009 Performance Cycle, and expressly waives any entitlement to be eligible for or participate in the 2007-2009 Award Cycle that might otherwise apply for time worked in 2008.

          13.      THE EMPLOYEE will be paid 12/36ths of the Performance Share Plan Award for the 2008-2010 Performance Cycle using the Performance Share Target designated for a Level 94 employee. The funds will be paid to THE EMPLOYEE on or after July 2, 2009, and no later than July 31, 2009. However, if THE EMPLOYEE’s LDW is earlier than December 31, 2008, this payment will be pro-rated accordingly, and made no sooner than six months and one day after the LDW, and no later than seven months after the LDW. THE EMPLOYEE will not be eligible for an Award for the remainder of the 2008-2010 Performance Cycle, and expressly waives any entitlement to be eligible for or participate in the 2008-2010 Award Cycle that might otherwise apply for time worked in 2008.

          14.       Any indebtedness or monies owed by THE EMPLOYEE to Rohm and Haas, including, but not limited to, arrearages on THE EMPLOYEE’s corporate credit card, will offset any monies otherwise to be paid to THE EMPLOYEE under the terms of this Agreement.

E.       The Release of Claims

          15.       In return for the promises and covenants herein, which exceed that to which THE EMPLOYEE is otherwise entitled under Rohm and Haas’ policies and practices, THE EMPLOYEE’s representatives, successors, heirs, and assigns do hereby completely release and forever discharge Rohm and Haas, its past and present direct or indirect predecessors, successors, parents, subsidiaries, business units or affiliated companies, its and their respective past and present directors, officers, attorneys, employees, successors, assigns, insurers and other representatives (collectively, the “RELEASED PARTIES”), from any and all manner of claims, demands, actions, causes of action, suits, arbitration proceedings, debts, costs, judgments, executions, claims and demands of whatsoever nature, direct or indirect, known or unknown, asserted or unasserted, matured or not matured, which THE EMPLOYEE or THE EMPLOYEE’s spouse, children, heirs, parents, siblings, extended family, successors or assigns, or other representatives, either individually or collectively (“RELEASING PARTIES”), ever had, now or hereinafter can, shall or may have against the RELEASED PARTIES, from the beginning of time until, and including, the later of the LDW, or the date of this Agreement arising out of or in any manner relating to any and all events or circumstances in any way related to or arising from THE EMPLOYEE’s employment with Rohm and Haas or any of the RELEASED PARTIES or the termination of that employment. This Agreement specifically includes, but is not limited to, any and all claims for wrongful discharge, breach of contract (whether express or implied), and all forms of employment discrimination in violation of federal, state or local statute, ordinance, executive order, or common law (including but not limited to claims for discrimination on the basis of race, color, religion, sex, national origin, mental or physical disability or for age discrimination under Title VII of the Civil Rights Act of 1964 [42 U.S.C. 2000e et. seq.], the Age Discrimination in Employment Act [42 U.S.C. 621 et. seq.], the Civil Rights Act [42 U.S.C. 1981], the Americans With Disabilities Act [29 U.S.C. S 706, 42 U.S.C. 12101 et. seq.], the Family and Medical Leave Act [29 U.S.C. 2601 et. seq.] and any state Human Relations Act or any other such laws or any and all suits in tort [for personal injury or property damage of any kind] as well as any and all claims for damages whatsoever kind related to or arising from THE EMPLOYEE’s employment relationship with Rohm and Haas or any of the RELEASED PARTIES or separation therefrom.)

            16.      Other than enforcement of this Agreement, THE EMPLOYEE agrees that THE EMPLOYEE will not seek personal equitable or monetary relief by filing, charging, claiming, suing or causing or permitting to be filed any civil action, suit or legal proceeding in connection with any matter occurring at any time in the past concerning THE EMPLOYEE’s employment relationship with Rohm and Haas, including any matters occurring beyond the date of this Agreement, or involving any continuing effect or any acts or practices which may have arisen or occurred on or prior to the date of this Agreement, as well as any matters occurring on or before the LDW. THE EMPLOYEE further agrees that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, THE EMPLOYEE will not seek or accept any personal relief in such civil action, suit or legal proceeding. In addition, this Agreement specifically provides that Rohm and Haas shall not be liable for payment of any and all claims for costs or attorneys’ fees, if any, incurred by THE EMPLOYEE in connection with any aspect of THE EMPLOYEE’S employment relationship with or separation from employment with Rohm and Haas, or any statements made by Rohm and Haas employees concerning THE EMPLOYEE or THE EMPLOYEE’S employment at Rohm and Haas.

F.       Claims Not Released

           17.      Notwithstanding the above, this Agreement does not release any claims possessed by THE EMPLOYEE for benefits under applicable worker’s compensation statutes arising from any cause or matter not related to THE EMPLOYEE’S separation from Rohm and Haas, or any rights to recover post-separation benefits to which THE EMPLOYEE may be entitled under any applicable Rohm and Haas retirement or other benefit plan.

G.      Non-Solicitation and Non-Competition

          18.      During the two years immediately following the termination of THE EMPLOYEE’s employment with Rohm and Haas:

(1)       If THE EMPLOYEE has been employed in a sales or marketing capacity, THE EMPLOYEE will not, directly or indirectly, for himself or for others, sell or offer for sale Competitive Products or Services within any geographical sales or service territory to which THE EMPLOYEE was assigned during the last two years of his employment with Rohm and Haas.

(2)       If THE EMPLOYEE has been employed in a research or technical capacity or if THE EMPLOYEE has otherwise had access to Confidential Information, THE

EMPLOYEE will not, directly or indirectly, for himself or for others, render Competitive Products or Services.

(3)       THE EMPLOYEE may accept employment with a Competitor whose business is diversified, provided that:

a.       THE EMPLOYEE will not be employed in a competing capacity; and

b.       Rohm and Haas will receive written assurances, satisfactory to Rohm and Haas, from both the Competitor and from THE EMPLOYEE, that THE EMPLOYEE will not render services that are directly or indirectly in competition with Rohm and Haas.

(4)       THE EMPLOYEE will not, directly or indirectly, for himself or for others, solicit other Rohm and Haas employees for purposes which are directly or indirectly in competition with Rohm and Haas.

(5)       If THE EMPLOYEE is found to be in breach of this Non-solicitation and Non-competition clause, the Non-competition period will be automatically extended for a period equal to the period of the breach.

For the purpose of this paragraph G: “Competitive Product or Service” means any product, process, system or service of any person or organization other than Rohm and Haas in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which THE EMPLOYEE has worked during the last two years of his employment at Rohm and Haas; and “Competitor” means any person or organization which is engaged in or is about to become engaged in, research or development, production, marketing, leasing, selling, or servicing of a Competitive Product or Service.

H.      Additional Terms of this Agreement

          19.       Except as required by law or legal process, THE EMPLOYEE shall keep the terms of this Agreement confidential and shall not disclose or divulge its terms to any persons other than THE EMPLOYEE’S attorney, financial advisor, or immediate family members who shall also keep the terms confidential.

          20.       THE EMPLOYEE expressly agrees that, following separation from Rohm and Haas, THE EMPLOYEE remains legally bound by the obligations set forth in the Rohm and Haas Worldwide Confidentiality and Employment Agreement (“Exhibit A”), specifically including the post-separation provisions. THE EMPLOYEE further agrees that the Departing Employee Notice and Acknowledgment of Continuing Obligations, and Acknowledgment and Records Security Statement (“Exhibit B”) shall remain in full force and effect and be incorporated into this Agreement.

          21.       THE EMPLOYEE may name Richard R. Lovely, Executive Vice President; Director, Human Resources, or his successor as an employment reference. Rohm and Haas, in turn, agrees that, in response to any request for a reference concerning THE EMPLOYEE, Mr.

Lovely will provide only the following reference information: 1) THE EMPLOYEE’S last job title and dates of employment with Rohm and Haas; and 2) any other reference which has been mutually agreed to by the parties in writing.

          22.         Nothing in this Agreement shall be deemed an admission of liability or obligation to THE EMPLOYEE by Rohm and Haas. To the contrary, Rohm and Haas expressly denies any liability or obligation to THE EMPLOYEE except that which is expressly provided in this Agreement, and maintains that its employment relationship with THE EMPLOYEE was at all times proper.

          23.         THE EMPLOYEE expressly acknowledges and agrees that (i) THE EMPLOYEE is acting of THE EMPLOYEE’S own free will; (ii) THE EMPLOYEE has been advised by Rohm and Haas to consult with a private attorney of THE EMPLOYEE’S choosing, at THE EMPLOYEE’S own expense; (iii) THE EMPLOYEE has had sufficient opportunity to read the terms of this Agreement and consult with a private attorney; and, (iv) THE EMPLOYEE fully understands all of the provisions of this Agreement. In addition, THE EMPLOYEE acknowledges and agrees that neither Rohm and Haas nor any of its employees, agents, representatives or attorneys have made any promises, representations or reach any other understanding to or with THE EMPLOYEE concerning the terms or effect of this Agreement or the intentions of the parties other than what is expressed in this Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties, and any prior understandings or agreements not expressed herein are null and void.

          24.         THE EMPLOYEE expressly acknowledges that THE EMPLOYEE has a period of 21 days beginning 7/9/08, within which to review, seek legal advice and consider this Agreement (“Review Period”). THE EMPLOYEE may use all, none or any part of that period without prejudice to THE EMPLOYEE’S ability to accept the terms of this Agreement. THE EMPLOYEE further acknowledges that THE EMPLOYEE understands that changes to this Agreement, whether material or immaterial, will not restart the time period stated above. THE EMPLOYEE is free to waive in writing any portion of the Review Period before accepting the terms of the Agreement. Failure to sign and return the Agreement to Rohm and Haas before the expiration of the Review Period will render THE EMPLOYEE ineligible for the benefits described herein and the Agreement presented to THE EMPLOYEE will immediately become null and void.

          25.         Assuming that THE EMPLOYEE has signed and returned the Agreement prior to the expiration of the Review Period, THE EMPLOYEE may revoke the Agreement in writing within seven (7) days of the date THE EMPLOYEE signs it, counting the day following the date signed as Day One. The Agreement shall not become effective or enforceable, nor will the benefits described above be paid, until the revocation period has expired.

          26.         Rohm and Haas expressly reserves the right and ability, at all times and under any circumstances, to change, suspend, or terminate in whole or in part the provision of retiree health care benefits or any other benefit, compensation or stock-related plan, or the contribution amounts. Nothing contained in this Agreement, or elsewhere, is to be construed as a waiver of that right or ability, nor as a promise or agreement not to exercise that right or ability in its sole discretion. Furthermore, no Rohm and Haas employee is or shall be authorized to waive, or promise not to exercise, that right or ability, and any attempt to do so will not be within their authority and cannot be relied upon.

          27.        The fact that a provision of this Agreement is found invalid or unenforceable shall not affect the validity or enforceability of the remainder of this Agreement, and all other provisions of the Agreement shall remain in full force and effect.

          28.        This Agreement contains the entire understanding and agreement of the parties regarding the subject matter herein. Changes may only be made in a writing executed by both parties.

          29.        This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, regardless of the location or locations in which it may be executed, notwithstanding any Pennsylvania choice of law rules to the contrary.

          30.        This Agreement may be executed in counterparts and will be valid even though the signatures of all parties do not appear on the same page.

Date:	July 10, 2008	/s/ DR. ALAN E. BARTON
DR. ALAN E. BARTON

Date:	July 10, 2008	/s/ RICHARD R. LOVELY
RICHARD R. LOVELY FOR ROHM AND HAAS COMPANY

Exhibit A
WORLDWIDE CONFIDENTIALITY AND EMPLOYMENT AGREEMENT

In consideration of my employment by Rohm and Haas Company and other valuable consideration, intending to be legally bound, I agree as follows:

I.        I have received the Rohm and Haas Company Code of Business Conduct and Ethics and will comply with it.

II.       I will keep all business and trade secrets, including secret processes of manufacture, research records, personnel records, and all other confidential information owned by or in the possession of Rohm and Haas as secret and confidential. I will not use such information other than in an authorized manner in the course of Rohm and Haas’ business. I will not divulge such information to outsiders or other unauthorized persons either while employed by Rohm and Haas or afterwards.

III.     In order to keep my confidentiality obligations and to avoid conflicts of interest which might arise, I will do the following:  (1) While I am employed by Rohm and Haas Company I will disclose to any future prospective employers the existence of this Agreement and the nature of my confidentiality obligations arising from it before I accept any new position of employment and (2) upon termination of my employment with Rohm and Haas Company for whatever reason, I will sign a termination statement which will acknowledge my confidentiality obligations under this employment agreement (Departing Employee Notice and Acknowledgment of Continuing Obligations - Exhibit B).

IV.     During the term of my employment with Rohm and Haas Company, I will not engage or have an interest in any outside business activities or enter into any consulting agreements which, in the opinion of Rohm and Haas, conflict with the interests of Rohm and Haas.

V.       I will disclose promptly to Rohm and Haas any and all inventions, discoveries, and improvements, (patentable or not) conceived or made by me and all works of authorship created by me during the period of my employment and relating to the business or activities of Rohm and Haas. I assign all of my interest therein to Rohm and Haas or its nominee and I will execute all documents necessary to enable Rohm and Haas to secure patents or copyrights of the United States or any foreign country or to otherwise protect Rohm and Haas interest therein. These obligations shall continue beyond the termination of my employment with respect to inventions, discoveries, and improvements conceived or made by me during the period of employment.

VI.     I will, on termination of my employment, return to Rohm and Haas all papers, notes, books, or other documents or property belonging to Rohm and Haas or relating to its business.

Exhibit B

     DEPARTING EMPLOYEE NOTICE AND
ACKNOWLEDGMENT OF CONTINUING OBLIGATIONS

           As you terminate your employment with Rohm and Haas, it is important that you are reminded of obligations about confidential information learned during your employment. It is in your best interest, and that of Rohm and Haas, to have this reminder.

Handling of Confidential Information

           Naturally, we will keep all originals and copies of tangible Rohm and Haas property which was prepared or worked on by you. This includes drawings, memos, reports, forecasts, estimates, plans, letters, organization charts, pictures, invention records, notebooks, etc. However, some of the information you necessarily carry away in your memory is also Rohm and Haas property.

           This acknowledgment confirms your obligation not to use or disclose without prior consent any confidential information as that term is defined in this agreement, and especially “trade secrets.” This kind of information is of great value to Rohm and Haas, as well as its competitors. A good general rule is to keep all information about Rohm and Haas’ business confidential until it has become publicly known. A company’s right to have such Confidential Information protected from dissemination and/ or use without its permission is well recognized and enforced by the courts since the law includes as a part of every employment relationship an implied agreement not to use or disclose this information. Thus, when you accepted employment with Rohm and Haas, just as you would with any other company, you accepted a legal and ethical obligation not to use or disclose Confidential Information including “trade secret” or other proprietary information. This obligation continues even after you terminate your employment.

           While it is impossible to mention all items of Confidential Information, a partial list includes marketing and advertising plans, specific areas of research and development, project work, product formulation, processing methods, assignments of individual employees, testing and evaluation procedures, cost figures, construction plans and special techniques or methods of any kind peculiar to Rohm and Haas, which offer the opportunity for a competitive advantage. More specifically, Rohm and Haas considers to be Confidential Information any non-public information which could be used for a competitive advantage that you have acquired during any tenure at Rohm and Haas. This would include without limitation any and all unpublished information and knowledge relating to the development, testing, formulation, manufacture and marketing of Rohm and Haas products, as well as any and all methods, procedures and operations relating to the business of Rohm and Haas.

           Particular care may be needed to avoid accidental disclosure of Confidential Information you have in these areas. Probably the safest course is simply not to discuss Rohm and Haas information with anyone.

           On the other hand, you can use any general knowledge and skills you have acquired as a Rohm and Haas employee, so long as you do not use or disclose Confidential Information (including trade secrets). You may use your general creative talents on projects which differ from those with which you became familiar at Rohm and Haas or your former employers, provided that you do not draw upon Confidential Information in doing so. You may solve problems in new projects by drawing upon your general knowledge and skills.

Assignment of Employee Inventions

           Under the terms of your agreement with Rohm and Haas, Rohm and Haas is legally entitled to all rights in inventions relating to its business which are made or conceived by you during your employment. Such inventions include all types of technical, artistic, or commercial creative work, whether or not they are patentable. They include composition, process and apparatus inventions, as well as computer programs, sales and promotion plans, copy, art work, construction plans, etc. Rohm and Haas is entitled to receive a prompt and full disclosure of such inventions and a worldwide assignment of rights. Rohm and Haas is also entitled to your complete cooperation in executing papers required for filing and prosecuting any patent applications and for establishing Rohm and Haas ownership. If it is necessary for you to do any of these things after termination, we will pay out-of-pocket expenses and reasonable compensation for time spent in review of papers or other aspects of such cooperation.

           If at any time you have any questions dealing with your rights and obligations in connection with any of the foregoing, please let us know. Specifically, if you have a question about the confidentiality of any information, please consult with us before using or disclosing that information. To help avoid the possibility of any future misunderstanding, please read and sign the following acknowledgment.

ROHM AND HAAS COMPANY

ACKNOWLEDGMENT AND RECORDS SECURITY STATEMENT

           No later than my last day worked at Rohm and Haas, I will return all documents containing confidential or trade secret information, including research notebooks, which I have had in my possession to Rohm and Haas. A list of the types of documents currently in my possession, including location of such documents, is provided below. I will retain no copies of such documents in my possession. I have read the Departing Employee Notice and Acknowledgment of Continuing Obligations, and understand that my obligations continue beyond the separation of my employment, except as clarified by any clause in this Agreement and Release.

           During my employment with Rohm and Haas, I have worked in the following areas:
_____________________________________________________________________
_____________________________________________________________________
_______________________________________________

           Documents and Location (please use reverse side if additional room is needed):
_____________________________________________________________________
_____________________________________________________________________
_______________________________________________

ACKNOWLEDGMENT

          I hereby acknowledge receipt of an Agreement and Release from Rohm and Haas Company. I understand that the terms of this Agreement and all exhibits are confidential and I shall not disclose its terms to any persons other than my attorney, accountant, immediate family members, or other persons as required by law, who shall also keep the terms confidential.

          The Agreement provides that I have 21 days to review it and decide whether to accept its terms. I know that I can take this full period to review the Agreement. I also know that I may elect to sign the Agreement prior to the expiration of this time period if I so choose and if I notify Rohm and Haas in writing of my decision to waive the full time period. The decision is completely mine.

          Rohm and Haas and I agree that changes to this Agreement, whether material or immaterial, will not restart the time period stated above.

Date:	7/9/2008	/s/ DR. ALAN E. BARTON
DR. ALAN E. BARTON

Date:	7/9/2008	/s/ RICHARD R. LOVELY
RICHARD R. LOVELY
FOR ROHM AND HAAS COMPANY